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                             CONTE CO., C.P.A., INC.





March 28, 2000



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  The IXATA Group, Inc. (the "Company")

Dear Sir/Madam:

We have read the disclosure under "Previous Independent Accountants" included in the Company's Current Report on Form 8-K dated March 20, 2000 as filed with the Securities and Exchange Commission and are in agreement with the statements contained in the report.

Very truly yours,

Conte Co., C.P.A., Inc.

/s/ Conte Co., C.P.A., Inc.


cc:      Andrew H. Kent
         Chief Financial Officer
         The IXATA Group, Inc.